Exhibit 18

(Firm Letterhead)

August 11, 2003

TranSwitch Corporation

Shelton, CT

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of TranSwitch Corporation and subsidiaries (the “Company”) for the three months ended March 31, 2003, and have read the Company’s statements contained in Note 7 to the interim consolidated financial statements included therein. As stated in Note 7, the Company having evaluated the use and relative consumption of all classes of acquired property and equipment and having determined that many assets are used and consumed on a consistent level over their estimated economic lives has changed its method of accounting for depreciation on property and equipment from using the half-year convention method to the straight-line method and states that the newly adopted accounting principle is preferable in the circumstances because the Company believes that the straight-line method results in a better approximation of the underlying consumption of the asset over its estimated useful life and provides a better matching of revenues and expenses. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2002, nor have we audited the information set forth in the aforementioned Note 7 to the interim consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/S/ KPMG LLP